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                                                                    Exhibit 4.86

      AGREEMENT FOR PROCUREMENT AND INSTALLATION FOR OPTICAL ACCESS NETWORK
       (OAN) PROJECT PACKAGE-IV NO. K.TEL.397/HK.810/ITS-00/2006, DATED 18
                                  DECEMBER 2006

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Parties:              1.   Perusahaan Perseroan (Persero) PT Telekomunikasi
                           Indonesia, Tbk. ("TELKOM"); and

                      2. Alcatel-Inti Consortium, Consisting of: (1) Alcatel Shanghai Bell Co., Ltd.; and (2) PT Industri Telekomunikasi Indonesia (Persero) ("ALCATEL-INTI CONSORTIUM").

Scope of Agreement:   TELKOM has assigned and appointed ALCATEL-INTI CONSORTIUM
                      to execute OAN Project Package IV (DIVRE VI KALIMANTAN).

Obligation of
ALCATEL-INTI
CONSORTIUM:           1.   ALCATEL-INTI CONSORTIUM shall ensure the good
                           performance of OAN until the expiry of warranty period;

                      2. ALCATEL-INTI CONSORTIUM shall ensure all services quality.

Assignment:           ALCATEL-INTI CONSORTIUM may not assign the right to any
                      party without the prior written consent of TELKOM. TELKOM reserves the right to assign the agreement without prior approval of ALCATEL-INTI CONSORTIUM to and investor provided the investor gives ALCATEL-INTI CONSORTIUM satisfactory payment assurances in accordance to this agreement. TELKOM reserves the right to assign the agreement, with the prior approval of the ALCATEL-INTI
                      CONSORTIUM to any of TELKOM's subsidiaries or related companies.

Termination:          TELKOM shall be entitled to unilaterally, without any
                      claim from ALCATEL-INTI CONSORTIUM, terminate a part or the entire agreement, if the following events occur:

                      1. If ALCATEL-INTI CONSORTIUM fails to materially execute the works or neglects to perform its obligation;

                      2. If ALCATEL-INTI CONSORTIUM becomes subject to bankruptcy, insolvency, liquidation or winding up proceedings;

                      3. If ALCATEL-INTI CONSORTIUM is in material breach of its obligation or repudiates this agreement;

                      4.   If the Project is failed during the acceptance test
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Dispute Resolution:   1.   Both parties shall use their best efforts and shall
                           co-operate and negotiate in good faith to resolve any and all disputes;

                      2. In the event that such disputes cannot be settled amicably, the parties shall submit the dispute to arbitration under the rules of the Indonesian National Board of Arbitration ("BANI").

Governing Law:        The agreement is governed by, construed and interpreted in accordance with the laws of the Republic of Indonesia.
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